Exhibit 10.3

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of this 16th day of June 2025 (he “Effective Date”), by and between Artificial Intelligence Technology Solutions, Inc., a Nevada corporation, with its principal executive offices located at 10800 Galaxie Avenue, Ferndale, Michigan 48220 and GHS Investments, LLC, a ( ) Limited Liability Company (“GHS”)”. The Company and GHS are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and the GHS are parties to that certain Equity Financing Agreement, dated as of June 11, 2025 (“Equity Financing Agreement”).

WHEREAS, concurrently with the execution of the Equity Financing Agreement, the Company and the GHS entered into that certain Registration Rights Agreement, dated as of June 11, 2025 (the “Registration Rights Agreement”)

WHEREAS, the Parties now desire to mutually terminate the Equity Financing Agreement and the Registration Rights Agreement, effective as of the Effective Date, and to release each other from all further obligations thereunder, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I TERMINATION

1.1. Termination of Agreements. Effective as of the Effective Date, the Equity Financing Agreement and the Registration Rights Agreement (collectively, the “Terminated Agreements”) are hereby terminated in their entirety, and shall be of no further force and effect, except as expressly provided in this Agreement.

1.2. Cessation of Rights and Obligations. Upon the Effective Date, all rights, duties, obligations, and liabilities of the Parties under the Terminated Agreements shall cease and terminate, except for any rights, duties, obligations, or liabilities that expressly survive termination as set forth in this Agreement or as otherwise provided by applicable law.

ARTICLE II REPRESENTATIONS, WARRANTIES, AND COVENANTS

2.1. Mutual Release.

(a) Release by Company. The Company, for itself and its successors, assigns, directors, officers, employees, agents, and affiliates, hereby irrevocably and unconditionally releases and forever discharges GHS, its successors, assigns, directors, officers, employees, agents, and affiliates (collectively, the “GHS Released Parties”), from any and all claims, demands, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, and demands whatsoever, known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity, which the Company ever had, now has, or hereafter can, shall, or may have against any of the GHS Released Parties arising out of or relating to the Terminated Agreements or the transactions contemplated thereby, from the beginning of time up to and including the Effective Date.

(b) Release by GHS. GHS, for itself and its successors, assigns, directors, officers, employees, agents, and affiliates, hereby irrevocably and unconditionally releases and forever discharges the Company, its successors, assigns, directors, officers, employees, agents, and affiliates (collectively, the “Company Released Parties”), from any and all claims, demands, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, and demands whatsoever, known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity, which the GHS ever had, now has, or hereafter can, shall, or may have against any of the Company Released Parties arising out of or relating to the Terminated Agreements or the transactions contemplated thereby, from the beginning of time up to and including the Effective Date, except for any rights, duties, obligations, or liabilities that expressly survive termination as set forth in the registration and indemnification provisions contained in the Terminated Agreements.

2.2. No Admission of Liability. This Agreement is entered into solely for the purpose of terminating the Terminated Agreements and settling the Parties’ respective rights and obligations. Nothing contained herein shall be construed as an admission of liability or wrongdoing by either Party.

ARTICLE III MISCELLANEOUS

3.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

3.2. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties.

3.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties hereto.

3.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF signatures shall be deemed original signatures for all purposes.

3.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party.

3.6. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.7. Further Assurances. Each Party agrees to execute and deliver such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the provisions and intent of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Termination Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Steven Reinharz
Steven Reinharz, CEO

GHS INVESTMENTS, LLC

By:	/s/ Mark Grober
Mark Grober, Managing Partner